EXHIBIT 10.26
RESTRICTED STOCK UNIT NOTICE AND AWARD AGREEMENT

Notice of Grant for Restricted Stock Unit Award

Grant Name:                2015 Long Term Incentive Plan Restricted Stock Unit
Grant Date:                July 1, 2022
Employee Name:            Dan Massey
Grant Price:                $0.00

Grant Document: RSU Agreement

Vesting Schedule – Share Units (RSU)
Vest Date	Share Units (RSU)
	Total Potential Vesting At Date	Granted	Forfeited	Distributed	Outstanding
July 1, 2023	17,516	17,516	0	0	17,516
July 1, 2024	35,033	17,517	0	0	17,517
July 1, 2025	52,549	17,516	0	0	17,516
		52,549	0	0	52,549

PERSONAL & CONFIDENTIAL

RESTRICTED STOCK UNIT AWARD AGREEMENT
Under the
REGIONS FINANCIAL CORPORATION
2015 LONG TERM INCENTIVE PLAN

July 1, 2022

You have been granted an award of Restricted Stock Units (the “Award”) under the Regions Financial Corporation 2015 Long Term Incentive Plan (the “Plan”), the terms and conditions of which are incorporated in this document by reference. This document sets forth certain terms of your Award and constitutes the Award Agreement required by the Plan. You should retain it for future reference. The Plan, the Notice of Grant, which is a part of this Award Agreement, and the prospectus also describe certain provisions applicable to your Award. Copies of these documents are available through Shareworks, the online equity compensation management system used by Regions. If you would like paper copies of these documents, please contact Executive Compensation at (205) 820-2355. Capitalized terms not defined in this Award Agreement are references to defined terms in the Plan or the Notice of Grant. In the event of any conflict or inconsistency among the provisions in this Award Agreement, the Notice of Grant, or the Plan, the terms and conditions of this Award Agreement will control.

The grant date of your Award, the number of shares of Stock underlying your Award, and the date on which your Award vests are set forth in the Notice of Grant. The Restricted Period for your Award begins on the grant date and ends on the vesting date, at which time all restrictions will lapse provided you are still employed by Regions or one of its Subsidiaries on the vesting date (except as otherwise provided below). On such date, this Award will be fully vested, and shares of Stock equal to the number of Restricted Stock Units you were granted will be issued and released to you.
During the Restricted Period, the Restricted Stock Units will be accounted for by the Company in a bookkeeping account. Since this Award constitutes a grant of Restricted Stock Units, there are no voting rights applicable to the Award. All ordinary cash dividends (as determined by the Committee in its sole discretion) that would have been paid upon shares of Stock underlying the Restricted Stock Units will be accumulated, deemed reinvested in shares of Stock based on the then current value of a share of Stock, and paid at the time and to the extent the Restricted Stock Units vest (the “Dividend Equivalents”).

Upon the lapse of restrictions on the Restricted Stock Units and any Dividend Equivalents, you may elect to satisfy any federal tax withholding requirements by reducing the number of shares of Stock that would otherwise be issued to you, to the extent and in the manner allowed by the Plan.

If, during the Restricted Period, any of the following events occur, this Award will be treated as described below:

•If (i) your employment terminates due to your death, (ii) your employment terminates due to your Disability, then the Restricted Period and any other restrictions imposed upon your Award will lapse (unless prohibited by applicable laws, rules, or regulations), and shares of Stock equivalent to the number of Restricted Stock Units granted under this Award will be issued to you, or your estate in the event of your death.
•If the Company terminates your employment without Cause but through no fault of your own (as determined in the Company’s sole discretion), the Restricted Period and any other restrictions imposed upon your Award will lapse (unless prohibited by applicable laws, rules, or regulations), and a portion of the shares of Stock equivalent to the Restricted Stock Units granted under this Award will be issued to you, which number will be prorated for the portion of the Restricted Period between the grant date and the date your employment terminated.

•If your employment terminates during the Restricted Period for any reason other than those listed above, your Award will be forfeited as of your termination date.

Notwithstanding anything herein to the contrary, if this Award is determined to be “deferred compensation” within the meaning of Section 409A of the Code (for example, if you are eligible for retirement as defined above during the Restricted Period) and is payable on your termination of employment, then it will be paid only upon a “separation from service,” as defined in Section 409A of the Code, and if you are a “specified employee,” as defined in Section 409A of the Code, it will not be paid until six months after your “separation from service,” all in accordance with Section 409A of the Code.

Any amounts paid or payable or shares of Stock delivered or deliverable under this Award are subject to clawback and/or forfeiture in accordance with the terms of Applicable Law and the Company’s Compensation Recoupment Policy (or any successor policy thereto), in each case, as in effect from time to time.

By signing the Notice of Grant, you acknowledge that you accept this Award on the terms and conditions set forth in this Award Agreement, the Notice of Grant, and the Plan, and you further acknowledge and agree as follows: (1)  this Award Agreement, the Notice of Grant, and the Plan set forth the entire agreement and understanding between you and Regions relating to the subject matter herein and supersede and replace all prior agreements and understandings with respect to such subject matter; (2) you and Regions have made no agreements, representations, or warranties relating to the subject matter of this Award Agreement that are not set forth herein; (3) no provision of this Award Agreement may be amended, modified, or waived unless such amendment, modification, or waiver is authorized by the Committee and is agreed to in writing by an authorized officer of Regions; and (4) this Award Agreement is binding upon Regions’ successors and assigns. You also acknowledge and agree that Regions, the Board, and the Committee, in their oversight and conduct of the business and affairs of Regions, may in good faith cause Regions to act or fail to act in a manner that prevents this Award from vesting; and this Award Agreement is not intended to and will not be interpreted to impose any liability upon Regions, the Board, the Committee, or any officer, agent, or associate of Regions for any forfeiture of this Award that results from any such action or omission.